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                                                                    Exhibit 23.1



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 2003, except for the fifth paragraph of
Note 8 and the second and last paragraphs of Note 10, as to which the date is February 28, 2003, and Note 17, as to which the date is July 28, 2003, in the Registration Statement (Form S-3 No. 333-_ _ _ _ _ _) and related Prospectus of Metrologic Instruments, Inc. for the registration of 1,500,000 shares of its common stock and the sale of an additional 522,500 shares of its common stock by the selling shareholders.

                                                   /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 28, 2003